Exhibit 21.1

Subsidiaries of the Registrant*

The Bryn Mawr Trust Company
State of Incorporation: Pennsylvania

*Excludes subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2019